Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release
Date:	April 19, 2006
Contact:	Joe Schierhorn, Chief Financial Officer
Phone:	(907) 261-3308

Northrim BanCorp, Inc. Reports 20% Earnings Per Share Growth in First Quarter 2006

ANCHORAGE, AK—April 19, 2006—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the first quarter of 2006 increased 12% to $2.9 million, from $2.6 million for the same period last year. Diluted earnings per share for the first quarter of 2006 were $0.49, a 20% increase from $0.41 per share in the like period of 2005. Return on average equity (ROE) was 13.69% in the quarter, compared to 12.44% in the same quarter a year ago.

“We are very pleased with our first quarter results,” said Marc Langland, Chairman, President & CEO. “Northrim’s core banking business continues to deliver strong earnings, and our diversification strategy has allowed us to build stronger relationships with our customers.”

Total assets at March 31, 2006, were $866 million, up from $812 million a year ago.  Total loans grew 5% to $716 million, compared to $681 million at March 31, 2005. Construction loans were the major component of loan growth, increasing $28 million to $144 million, or 25%, from $116 million at March 31, 2005.

Deposits at March 31, 2006 increased 6% to $751 million, up from $707 million a year ago and down from $780 million at December 31, 2005 due to seasonal changes in deposits. Deposits in Northrim’s Alaska CD, an innovative savings account with an adjustable interest rate and open-ended maturity, grew 46%, to $208 million, from $143 million at March 31, 2005. Interest-bearing demand deposits at March 31, 2006 grew 19%, money market deposits grew 14%, and savings deposits grew 4%, over the like period in 2005. Time deposits for the quarter ended March 31, 2006 declined 36% over the same period a year earlier, as customers shifted more funds into accounts with adjustable interest rates.

“In the nine months since we launched our High Performance Checking program, we’ve significantly increased demand deposit accounts,” said Chris Knudson, Chief Operating Officer. “This has broadened our customer base, provided more internal funding for loan growth, and contributed to increases in service charge income.”

Net interest income, before the provision for loan losses, increased 8% to $11.3 million for the first quarter of 2006, from $10.5 million for the same period last year.  Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the first quarter of 2006, was 5.80%, an increase from 5.69% in the first quarter of 2005. “We saw improvement in our net interest margin, despite continued interest rate increases that raised our funding costs, as higher construction loan activity in the first quarter helped to increase the yield on our loan portfolio,” said Joe Schierhorn, Chief Financial Officer.

In December of 2005 the company received $10 million from its participation in a pooled trust preferred securities offering, which increased its junior subordinated debentures to $18 million at March 31, 2006 from $8 million at March 31, 2005. The company intends to use the proceeds from this pooled trust preferred securities offering to support its growth and expansion plans. The interest expense on the junior subordinated debentures is included in interest expense on borrowings, which increased to $369,000 at March 31, 2006, from $222,000 at March 31, 2005 due in large part to the interest expense from the additional $10 million in junior subordinated debentures that the company acquired in December of 2005.

In December 2005, Northrim Bank, through its wholly-owned subsidiary, Northrim Capital Investments Co., increased its ownership of Northrim Benefits Group (NBG) from 10% to 50.1%, and as a result consolidated the NBG financial results into the company’s financial statements.

NBG revenues contributed $185,000 to the company’s other income for the first quarter of 2006, and NBG personnel costs added $71,000 to the company’s salaries and other personnel expense during the same quarter. In addition, NBG had $12,000 in occupancy, equipment, and other expense that was included in the company’s expenses for the first quarter of 2006. Amortization expense for the company also increased by $29,000 in the first quarter of 2006, as compared to the same quarter in 2005 as the company began to amortize its intangible asset related to its investment in NBG. Finally, the minority interest in NBG was listed as a separate item after other operating expense and totaled $45,000 for the first quarter ended March 31, 2006.

Other operating income was $1.4 million for the quarter, a 70% increase over the first quarter of 2005. Service charges on deposit accounts grew 20%, from $402,000 in the first quarter of 2005 to $484,000 in the first quarter of 2006. Purchased receivable income grew 109%, from $150,000 in the first quarter of 2005 to $313,000 for the first quarter of 2006, and other income grew 103%, from $307,000 in the first quarter of 2005 to $624,000 in the first quarter of 2006. The growth in the company’s other income was due in large part to the NBG revenues noted above.

Other operating expense was $8.0 million in the first quarter of 2006, an increase of 12% from the $7.1 million expense in the same period in 2005. In addition to the consolidated expenses for NBG, noted above, the salary and other personnel expense section of other operating expense increased $93,000 in the first quarter of 2006 as the company began to expense stock options as required under the provisions of Financial Accounting Standard Board Statement 123 R “Share-Based Payment.” The efficiency ratio was 62% for the first quarter of 2006, unchanged from the same period a year ago.

At March 31, 2006, the allowance for loan losses was $10.9 million, or 1.52% of loans and 170% of non-performing loans.  At March 31, 2005, the allowance for loan losses was $10.7 million, or 1.58% of portfolio loans and 168% of non-performing loans.

Net loan recoveries for the first quarter of 2006 were $111,000, versus net loan charge-offs of $31,000 for the first quarter of 2005. Non-performing assets totaled $6.4 million, or .74% of total assets, at March 31, 2006, as compared to $6.4 million, or .78% of total assets at March 31, 2005. The provision for loan losses was $54,000 in the first quarter of 2006 – no provision for loan losses was taken in the first quarter of 2005.

In the first quarter of 2006, the company’s return on average assets (ROA) was 1.36%, an increase from 1.30% in the first quarter of 2005.

Tangible book value per share was $13.56 at March 31, 2006, compared to tangible book value per share of $12.87 one year ago.  Shareholders’ equity increased 1% to $85.9 million, from $85.1 million in the same period last year, and book value per share increased to $14.82 from $13.95 one year ago.

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC, and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Balance Sheet
(Dollars in thousands, except per share data)
March 31,		December 31,	March 31,	Annual
	2006	2005	2005	% Change

(unaudited)		(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and due from banks	$24,792	$28,854	$21,075	18%
Overnight investments	12,400	60,836	14,947	-17%
Portfolio investments	63,681	54,975	61,342	4%
Purchased receivables	16,044	12,198	5,141	212%
Loans	716,086	705,059	681,369	5%
Allowance for loan losses	(10,870)	(10,706)	(10,733)	1%

Net loans	705,216	694,353	670,636	5%
Premises and equipment, net	10,593	10,603	10,616	0%
Intangible assets	7,296	6,266	6,542	12%
Other assets	26,064	26,937	22,068	18%
Total assets	$866,086	$895,022	$812,367	7%

Liabilities and Shareholders’ Equity:
Demand deposits	$175,319	$196,616	$174,950	0%
Interest-bearing demand	75,723	75,988	63,756	19%
Savings deposits	49,606	46,790	47,518	4%
Alaska CDs	208,414	197,989	143,223	46%
Money market deposits	144,781	151,903	126,752	14%
Time deposits	96,658	110,580	150,990	-36%

Total deposits	750,501	779,866	707,189	6%
Borrowings	5,488	8,415	6,652	-17%
Junior subordinated debentures	18,000	18,000	8,000	125%
Other liabilities	6,209	4,267	5,463	14%

Total liabilities	780,198	810,548	727,304	7%
Minority interest in subsidiaries	23	0	0	n/a
Shareholders' equity	85,865	84,474	85,063	1%
Total liabilities and equity	$866,086	$895,022	$812,367	7%

Average Quarter Balances — unaudited
Loans	$708,746	$713,849	$683,281	4%
Total earning assets	792,181	826,548	749,245	6%
Total assets	862,261	899,476	804,469	7%
Non-interest bearing deposits	176,453	192,006	175,958	0%
Interest bearing deposits	568,143	598,898	515,775	10%
Total deposits	744,596	790,904	691,733	8%
Shareholders' equity	85,733	84,105	84,336	2%

Income Statement
(Dollars in thousands, except per share data)
	Quarter Ended March 31:

	2006	2005	% Change

(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$15,276	$12,735	20%
Interest on portfolio investments	529	562	-6%
Interest on overnight investments	259	26	896%

Total interest income	16,064	13,323	21%
Interest Expense:
Interest expense on deposits	4,396	2,608	69%
Interest expense on borrowings	369	222	66%

Total interest expense	4,765	2,830	68%

Net interest income	11,299	10,493	8%
Provision for loan losses	54	0	n/a

Net interest income after provision for loan losses	11,245	10,493	7%
Other Operating Income:
Service charges on deposit accounts	484	402	20%
Equity in earnings from RML Holding Co.	7	(21)	-133%
Purchased receivable income	313	150	109%
Other income	624	307	103%

Total other operating income	1,428	838	70%
Other Operating Expense:
Salaries and other personnel expense	4,765	4,358	9%
Occupancy, net	641	567	13%
Equipment expense	341	344	-1%
Intangible asset amortization expense	121	92	32%
Other expense	2,096	1,769	18%

Total other operating expense	7,964	7,130	12%
Income before income taxes and minority interest	4,709	4,201	12%

Minority interest in subsidiaries	45	-	n/a

Pre Tax Income	4,664	4,201	11%

Provision for income taxes	1,769	1,621	9%

Net income	$2,895	$2,580	12%

Basic EPS	$0.50	$0.42	19%
Diluted EPS	$0.49	$0.41	20%
Average basic shares	5,818,531	6,099,852	-5%
Average diluted shares	5,989,504	6,292,478	-5%

Other Data
(Dollars in thousands, except per share data)
March 31,		December 31,	March 31,
	2006	2005	2005

(unaudited)		(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$4,980	$5,090	$6,217
Loans 90 days past due	1,396	981	155
Restructured loans	—	—	—

Total non-performing loans	6,376	6,071	6,372
Other real estate owned	—	105	—
Total non-performing assets	$6,376	$6,176	$6,372

Non-performing loans / portfolio loans	0.89%	0.86%	0.94%
Non-performing assets / assets	0.74%	0.69%	0.78%
Allowance for loan losses / portfolio loans	1.52%	1.52%	1.58%
Allowance / non-performing loans	170.48%	176.35%	168.44%
Loan charge-offs, net for the quarter	($111)	$1,184	$31
Net loan charge-offs / average loans, annualized	-0.02%	0.18%	0.02%
Other Data (At quarter end):
Book value per share	$14.82	$14.56	$13.95
Tangible book value per share	$13.56	$13.48	$12.87
Tier 1 / Risk Adjusted Assets	12.08%	12.10%	11.83%
Total Capital / Risk Adjusted Assets	13.33%	13.35%	13.09%
Tier 1 /Average Assets	11.35%	10.81%	10.89%
Shares outstanding	5,793,461	5,803,487	6,099,608
Unrealized gain (loss) on AFS securities,
net of income taxes	($600)	($489)	($456)
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.80%	5.59%	5.69%
Efficiency ratio*	61.62%	55.82%	62.11%
Return on average assets	1.36%	1.36%	1.30%
Return on average equity	13.69%	14.59%	12.44%
*excludes intangible asset amortization expense